EX-99.(n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-2 of G-X Private Markets of our report dated June 26, 2026 relating to the financial statements of G-X Private Markets (formerly known as G-X Private Equity), which appears in such Registration Statement. We also consent to the references to us under the headings “Prospectus Summary – Auditors”, “Management of the Fund – Other Service Providers – Auditors”, “Management of the Fund – Independent Registered Public Accounting Firm”, and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

August 28, 2026